UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 9, 2016

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Main Street, Suite 3000 Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

On December 9, 2016, Royal Bank of Canada, as administrative agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement, dated as of June 30, 2014, among Sanchez Energy Corporation, as borrower (“Sanchez”), the Administrative Agent and the other parties thereto (as amended, the “Credit Agreement”), entered into a letter agreement with Sanchez (the “Agreement”) pursuant to which, in connection with the fall 2016 redetermination of Sanchez’s borrowing base under the Credit Agreement, the Administrative Agent confirmed that the requisite lenders under the Credit Agreement have agreed to maintain Sanchez’s existing $350 million borrowing base so long as Sanchez does not increase its existing $300 million elected commitment amount under the Credit Agreement until the spring 2017 borrowing base redetermination.  The Agreement also provides that Sanchez’s borrowing base will be automatically reduced to $300 million if the Administrative Agent notifies Sanchez of such reduction prior to the spring 2017 borrowing base redetermination.

From time to time, the agents, arrangers, book runners and lenders under the Credit Agreement and their affiliates have provided, and may provide in the future, investment banking, commercial lending, hedging and financial advisory services to Sanchez and its affiliates in the ordinary course of business, for which they have received, or may in the future receive, customary fees and commissions for these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: December 12, 2016	By:	/s/ Gregory B. Kopel
Gregory B. Kopel
Senior Vice President and General Counsel